MDU Resources Delivers Strong Start to 2025; Affirms Guidance

•Pipeline segment reports record first quarter earnings, up 13.9%
•Natural gas distribution earnings up 11.5%
•2025 guidance affirmed; earnings per share in the range of $0.88 to $0.98
•Strong start to the year supports company’s transition to a pure-play regulated energy delivery business

BISMARCK, N.D. – May 8, 2025 – MDU Resources Group, Inc. (NYSE: MDU) today announced its financial results for the first quarter of 2025, reporting solid performance across its regulated energy delivery segments and affirming full-year earnings per share guidance.

“We delivered a strong start to the year, with our pipeline and natural gas distribution businesses achieving meaningful earnings growth and contributing to the momentum we’re building as a fully regulated energy delivery company,” said Nicole A. Kivisto, president and CEO of MDU Resources. “Our ability to execute on key initiatives and meet increased customer demand demonstrates the strength and resiliency of our business and the commitment of our exceptional employees.”

The following summarizes the company's first quarter results for the three months ended March 31:

	2025	2024
	(In millions, except per share amounts)
Net income	$82.0	$100.9
Earnings per share, diluted	$.40	$.49
Income from continuing operations	$82.5	$74.7
Earnings per share from continuing operations, diluted	$.40	$.37
On October 31, 2024, MDU Resources successfully completed the spinoff of Everus, which became an independent, publicly-traded company. Prior period results have been restated to reflect the spinoff. Everus' historical results of operations and certain costs associated with the spinoff are reported as discontinued operations.

“As we look to the remainder of the year, we are focused on executing our long-term growth plan and delivering value through our CORE strategy,” Kivisto said. “With recent pipeline projects delivering results, regulatory activity advancing across multiple jurisdictions and customer growth continuing across our service territories, we are confident in our ability to deliver strong, sustainable performance for our stakeholders.”

Electric Utility Segment
Growing Demand Offset by Higher Operation and Maintenance Expense
•Increased sales volumes
•Higher operation and maintenance expense
•Lower returns on nonqualified benefit plan investments

The electric segment earned $15.0 million in the first quarter of 2025, down from $17.9 million in the first quarter of 2024. Outages at Coyote Station and Wygen III contributed to higher operation and maintenance expense. Additionally, lower returns on nonqualified benefit plan investments impacted results. These were partially offset by improved volumes — particularly from colder weather as well as data center customers. Retail electric volumes rose 25.1%.

Regulatory Update
•North Dakota: Filed an advance determination of prudence on Feb. 14, 2025, to determine whether purchasing an ownership interest in the Badger Wind Farm is reasonable and prudent
•Montana: General rate case filing is anticipated later this year
•Wyoming: General rate case filing is anticipated later this year

Natural Gas Distribution Segment
Regulatory Progress and Colder Weather Drive Results
•Rate relief primarily in Washington and South Dakota, and interim rates in Montana
•Higher retail sales volumes
•Natural gas customer count increased 1.5% year-over-year
•Higher operation and maintenance expense
•Lower interest income and returns on nonqualified benefit plan investments

The natural gas distribution segment earned $44.7 million in the first quarter of 2025, up from $40.1 million in the same period last year — an 11.5% increase. Broad-based rate relief across several states and strong weather-driven demand helped offset increased operating expenses.

Regulatory Update
•Washington: Final order approved a multi-year natural gas rate case for Cascade Natural Gas, with Year 1 rates effective March 5, 2025, a $29.8 million annual increase and Year 2 rates effective March 1, 2026, a $10.8 million annual increase. On April 30, 2025, filed a revision to decrease revenue by $3.7 million due to forecasted plant that was not placed in service as of December 31, 2024.
•Montana: Interim natural gas rates approved at $7.7 million annually, effective Feb. 1, 2025; settlement agreement for $7.3 million annually, filed April 3, 2025.
•Wyoming: Proposed $2.6 million annual gas rate increase; Wyoming Public Service Commission has up to 10 months to process the case.
•Idaho: General rate case filing is anticipated within the second quarter of 2025.

Pipeline Segment
Expansion Projects and Storage Demand Fuel Growth
•Increased transportation revenue
•Strong interruptible storage utilization
•New peak day delivery record of nearly 1.9 billion cubic feet
•Higher operation and maintenance expense
•Lower returns on nonqualified benefit plan investments

The pipeline segment delivered record first quarter earnings of $17.2 million in 2025, up 13.9% from $15.1 million in the same period of 2024. Key contributors included revenue from growth projects including the Wahpeton Expansion and 2023 Line Section 27 Expansion projects as well as strong customer demand for short-term firm transportation capacity and natural gas storage services.

The pipeline segment continues to execute on its growth strategy with several projects in various stages of development. In January 2025, WBI Energy completed a non-binding open season, for a proposed Bakken East pipeline project that could run approximately 375 miles from the Bakken region to eastern North Dakota. The proposed project would provide much needed take away capacity to meet the forecasted natural gas production growth in the region and provide natural gas transportation service to industrial, power generation and local distribution companies. Currently, WBI Energy is engaged in planning and discussions with potential customers and landowners along the proposed route.

Additionally, in April, WBI Energy announced a binding open season for the Baker Storage Field Enhancement and associated transportation expansion project. The proposed project would add 72 million cubic feet per day of new firm natural gas storage deliverability and transportation service. The open season runs through May 20, 2025.

Guidance
For 2025, MDU Resources expects earnings per share to be in the range of $0.88 to $0.98.

The expected 2025 results are based on these assumptions for the remainder of the year:
•Normal weather, economic and operating conditions
•Continued availability of necessary equipment and materials
•Electric and natural gas customer growth continuing at a rate of 1%-2% annually
•No equity issuances

Conference Call
MDU Resources' management will discuss on a webcast at 2 p.m. ET today the company's first quarter results. The webcast can be accessed at www.mdu.com under the "Investors" heading. Select "Events & Presentations," and click on "Q1 2025 Earnings Conference Call." After the webcast, a replay will be available at the same location.

About MDU Resources Group, Inc.
MDU Resources Group, Inc., a member of the S&P SmallCap 600 index, delivers safe, reliable, affordable and environmentally responsible electric utility and natural gas distribution services to more than 1.2 million customers across the Pacific Northwest and Midwest. In addition to its utility operations, the company’s pipeline business operates a more than 3,800-mile natural gas pipeline network and storage system, ensuring reliable energy delivery across the Northern Plains. With a legacy spanning over a century, MDU Resources remains focused on energizing lives for a better tomorrow. For more information about MDU Resources, visit www.mdu.com or contact the investor relations department at investor@mduresources.com.

Investor Contact: Brent Miller, treasurer, 701-530-1730
Media Contact: Byron Pfordte, director of integrated communications, 208-377-6050

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the company anticipates will or may occur in the future are based on underlying assumptions (many of which are based, in turn, upon further assumptions), including but not limited to, statements identified by the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” in each case related to such things as growth estimates, stockholder value creation, the company's "CORE" strategy, capital expenditures, financial guidance, trends, objectives, goals, strategies and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the company's filings with the U.S. Securities and Exchange Commission.

While made in good faith, these forward-looking statements are based largely on the company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond the company's control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the company's most recent Annual Report on Form 10-K, and subsequent filings. Any changes in such assumptions or factors could produce significantly different results. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, the company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Income
	Three Months Ended
	March 31,
	2025	2024
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$674.8	$588.2
Operating expenses:
Operation and maintenance	111.1	107.6
Purchased natural gas sold	317.2	258.6
Electric fuel and purchased power	43.7	39.7
Depreciation and amortization	51.3	49.8
Taxes, other than income	38.7	35.9
Total operating expenses	562.0	491.6
Operating income	112.8	96.6
Other income	5.0	11.9
Interest expense	26.8	26.5
Income before income taxes	91.0	82.0
Income tax expense	8.5	7.3
Income from continuing operations	82.5	74.7
Discontinued operations, net of tax	(.5)	26.2
Net income	$82.0	$100.9

Earnings per share – basic:
Income from continuing operations	$.40	$.37
Discontinued operations, net of tax	—	.13
Earnings per share – basic	$.40	$.50
Earnings per share – diluted:
Income from continuing operations	$.40	$.37
Discontinued operations, net of tax	—	.12
Earnings per share – diluted	$.40	$.49
Weighted average common shares outstanding – basic	204.1	203.8
Weighted average common shares outstanding – diluted	205.0	204.2

Selected Cash Flows Information[1]
	Three Months Ended
	March 31,
	2025	2024
	(In millions)
Net cash provided by operating activities	$217.5	$165.1
Net cash used in investing activities	(94.8)	(117.3)
Net cash used in financing activities	(130.1)	(35.5)
Increase (decrease) in cash, cash equivalents and restricted cash	(7.4)	12.3
Cash, cash equivalents and restricted cash - beginning of year	66.9	77.0
Cash, cash equivalents and restricted cash - end of period	$59.5	$89.3
[1] Includes cash flows from discontinued operations.

Capital Expenditures
Business Line	2025 Estimated	2026 Estimated	2027 Estimated	2025 - 2029 Total Estimated
	(In millions)
Electric	$154	$494	$205	$1,178
Natural gas distribution	310	258	293	1,410
Pipeline	72	59	95	476
Total capital expenditures[1]	$536	$811	$593	$3,064

[1] Excludes Other category.
Note: Total capital expenditures is presented on a net basis.

The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors.

Electric	Three Months Ended
	March 31,
	2025	2024	Variance
	(In millions)
Operating revenues[1,2]	$112.4	$107.7	4.4%
Operating expenses:
Electric fuel and purchased power[1]	43.7	39.7	10.1%
Operation and maintenance	28.6	23.5	21.7%
Depreciation and amortization	17.2	16.6	3.6%
Taxes, other than income	4.8	5.1	(5.9)%
Total operating expenses	94.3	84.9	11.1%
Operating income	18.1	22.8	(20.6)%
Other income	1.0	2.0	(50.0)%
Interest expense	7.9	7.5	5.3%
Income before income taxes	11.2	17.3	(35.3)%
Income tax benefit[2]	(3.8)	(.6)	533.3%
Net income	$15.0	$17.9	(16.2)%

Operating Statistics	Three Months Ended
	March 31,
	2025	2024
Revenues (millions)[1,2]
Retail sales:
Residential	$38.2	$38.4
Commercial	45.2	40.2
Industrial	8.8	11.1
Other	1.7	1.9
	93.9	91.6
Other	18.5	16.1
	$112.4	$107.7
Volumes (million kWh)
Retail sales:
Residential	370.7	337.1
Commercial	723.9	486.5
Industrial	116.7	140.5
Other	20.2	20.1
	1,231.5	984.2
Average cost of electric fuel and purchased power per kWh	$.027	$.031
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Electric fuel and purchased power costs, which impact both operating revenues and electric fuel and purchased power expense.
[2] Production tax credits, which impact income tax benefit and operating revenues.

The electric business reported net income of $15.0 million in the first quarter of 2025, compared to $17.9 million for the same period in 2024. This decrease was largely the result of higher operation and maintenance expense, primarily due to higher contract services related to electric generation station outage-related costs, increased software and insurance expenses, higher payroll-related costs, and lower investment returns on nonqualified benefit plans. The decrease in net income was partially offset by increased retail sales revenue due to higher volumes to residential customers, primarily due to colder weather, and higher volumes to a data center near Ellendale, North Dakota.

Natural Gas Distribution	Three Months Ended
	March 31,
	2025	2024	Variance
	(In millions)
Operating revenues[1,2,3]	$539.3	$459.5	17.4%
Operating expenses:
Purchased natural gas sold[1]	350.5	288.8	21.4%
Operation and maintenance[2]	63.6	59.3	7.3%
Depreciation and amortization	26.1	25.5	2.4%
Taxes, other than income[3]	30.6	27.6	10.9%
Total operating expenses	470.8	401.2	17.3%
Operating income	68.5	58.3	17.5%
Other income	3.3	8.2	(59.8)%
Interest expense	14.8	15.7	(5.7)%
Income before income taxes	57.0	50.8	12.2%
Income tax expense	12.3	10.7	15.0%
Net income	$44.7	$40.1	11.5%

Operating Statistics	Three Months Ended
	March 31,
	2025	2024
Revenues (millions)[1,2,3]
Retail Sales:
Residential	$291.6	$263.9
Commercial	189.6	162.1
Industrial	15.7	14.6
	496.9	440.6
Transportation and other	42.4	18.9
	$539.3	$459.5
Volumes (MMdk)
Retail sales:
Residential	31.8	30.0
Commercial	21.9	19.9
Industrial	1.7	1.8
	55.4	51.7
Transportation sales:
Commercial	.8	.7
Industrial	48.4	56.2
	49.2	56.9
Total throughput	104.6	108.6
Average cost of natural gas per dk	$6.33	$5.59
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Natural gas costs, which impact operating revenues and purchased natural gas sold.
[2] Conservation, which impacts operating revenues and operation and maintenance expense.
[3] Revenue-based taxes that impact both operating revenues and taxes, other than income.

The natural gas distribution business reported net income of $44.7 million in the first quarter of 2025, compared to $40.1 million for the same period in 2024. The earnings improvement was largely the result of higher retail sales revenue due to rate relief in Washington, Montana and South Dakota, as well as increased volumes due to colder weather. These increases were partially offset by higher operation and maintenance expense, lower interest income and lower investment returns on nonqualified benefit plans.

Pipeline	Three Months Ended
	March 31,
	2025	2024	Variance
	(In millions)
Operating revenues	$56.7	$51.3	10.5%
Operating expenses:
Operation and maintenance	19.3	18.5	4.3%
Depreciation and amortization	8.0	7.1	12.7%
Taxes, other than income	3.3	3.1	6.5%
Total operating expenses	30.6	28.7	6.6%
Operating income	26.1	22.6	15.5%
Other income	.4	.9	(55.6)%
Interest expense	4.2	3.9	7.7%
Income before income taxes	22.3	19.6	13.8%
Income tax expense	5.1	4.5	13.3%
Net income	$17.2	$15.1	13.9%

Operating Statistics	Three Months Ended
	March 31,
	2025	2024
Transportation volumes (MMdk)	143.5	147.6
Customer natural gas storage balance (MMdk):
Beginning of period	44.1	37.7
Net withdrawal	(22.0)	(14.3)
End of period	22.1	23.4

The pipeline business reported net income of $17.2 million in the first quarter of 2025, compared to $15.1 million for the same period in 2024. The earnings increase was driven by growth projects placed in service throughout 2024 and customer demand for short-term firm capacity contracts. Higher storage-related revenue further drove the increase. The increase was offset in part by higher operation and maintenance expense, primarily attributable to payroll-related costs. The business also incurred higher depreciation expense due to growth projects placed in service, as previously discussed, and lower investment returns on nonqualified benefit plans.

Other
	Three Months Ended
	March 31,
	2025	2024	Variance
	(In millions)
Operating revenues	$.2	$—	100.0%
Operating expenses:
Operation and maintenance	.1	6.4	(98.4)%
Depreciation and amortization	—	.6	(100.0)%
Taxes, other than income	—	.1	(100.0)%
Total operating expenses	.1	7.1	(98.6)%
Operating income (loss)	.1	(7.1)	101.4%
Other income	1.4	5.3	(73.6)%
Interest expense	1.0	3.9	(74.4)%
Income (loss) before income taxes	.5	(5.7)	(108.8)%
Income tax benefit	(5.1)	(7.3)	(30.1)%
Income from continuing operations[1]	5.6	1.6	250.0%
Discontinued operations, net of tax	(.5)	26.2	(101.9)%
Net income	$5.1	$27.8	(81.7)%
On October 31, 2024, the company completed the separation of Everus, its former construction services business, into a new independent publicly-traded company. As a result of the separation, the historical results of operations for Everus are shown in discontinued operations, net of tax, except for allocated general corporate overhead costs of the company which did not meet the criteria for discontinued operations. Also included in discontinued operations are strategic initiative costs associated with the separation of Everus.
During the first quarter of 2025, Other reported decreased net income compared to the same period in 2024. The decrease was primarily due to the absence of income from discontinued operations in 2025. Partially offsetting the decrease in net income was lower operation and maintenance expense, primarily a result of corporate overhead costs classified as continuing operations allocated to Everus in 2024, which are not included in Other in 2025.

Also included in Other is insurance activity at the company's captive insurer, annualized income tax adjustments of the holding company primarily associated with corporate functions, and general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that did not meet the criteria for discontinued operations.

Other Financial Data
March 31, 2025
(In millions, except per share amounts)
(Unaudited)
Book value per common share	$13.42
Market price per common share	$16.91
Market value as a percent of book value	126.0%
Total assets	$6,961
Total equity	$2,743
Total debt	$2,194
Capitalization ratios:
Total equity	55.6%
Total debt	44.4%
100.0%